Exhibit 99.1

Infinity Provides 2017 Goals and Financial Guidance

– Updated Data From Phase 1 Study of IPI-549, an Immuno-Oncology Development Candidate Targeting PI3K-Gamma, Anticipated in 2017 –

– Presentation on IPI-549 to Be Featured in a Plenary Session at the Upcoming PI3K Keystone Symposia Conference –

– 2017 Financial Guidance Projects Cash Runway Into the First Quarter of 2019 –

– Company to Present at 35thAnnual J.P. Morgan Healthcare Conference on January 12 at 10:30 a.m. PT (1:30 p.m. ET) –

Cambridge, MA – January 9, 2017 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today outlined anticipated milestones for IPI-549, a potentially first-in-class immuno-oncology product candidate that selectively inhibits PI3K-gamma, and provided financial guidance for 2017. During the year, Infinity expects to make substantial progress with the Phase 1 clinical study of IPI-549, which is designed to evaluate IPI-549 both as a monotherapy and in combination with Opdivo®, a PD-1 immune checkpoint inhibitor. In 2017, the company also plans to report updated Phase 1 clinical data from the monotherapy dose-escalation as well as initial clinical data from the combination dose-escalation phase. Additionally, Infinity expects to complete the monotherapy and combination dose-escalation phases of the study and initiate monotherapy and combination expansion cohorts this year. The company also announced today that it has completed patient enrollment in the first dose-escalation cohort evaluating IPI-549 plus Opdivo. These updates were made in conjunction with the 34th Annual J.P. Morgan Healthcare Conference that begins today in San Francisco. Infinity’s chief executive officer, Adelene Perkins, will discuss the company’s continued execution on its corporate strategy and 2017 priorities as part of a live presentation on Thursday, January 12, at 10:30 a.m. PT (1:30 p.m. ET). The presentation will be webcast on Infinity’s website, www.infi.com.

“We enter 2017 intensely focused on advancing IPI-549 and, having already fully enrolled the first dose-escalation cohort evaluating IPI-549 plus Opdivo, we are off to a strong start to the year. Preclinical data in two recent Nature publications provide a compelling rationale for advancing IPI-549 and show that IPI-549 in combination with immune checkpoint inhibitors may overcome resistance to checkpoint blockade,” stated Adelene Perkins, Infinity’s chief executive officer. “IPI-549 represents a unique approach to targeting tumors through its effects on the tumor microenvironment, and we look forward to presenting updated monotherapy and initial combination data from our Phase 1 study this year.”

The tumor microenvironment, or TME, refers to the non-cancerous cells present in the tumor. Cells within the TME, including immune-suppressive myeloid cells, can provide growth signals to tumor cells, as well as signals that inhibit an anti-tumor immune response. The presence of the supportive TME is believed to be one reason why some cancer therapies do not provide durable or effective results. Targeting the immune-suppressive myeloid cells represents an emerging approach within the field of cancer immunotherapy, and inhibition of PI3K-gamma represents a novel approach to targeting the immune-suppressive microenvironment. Preclinical data recently published in Nature suggest that IPI-549 may enhance the effects of checkpoint inhibitors and may also reverse tumor resistance to checkpoint inhibitors by targeting immune cells and altering the immune-suppressive microenvironment, promoting an anti-tumor immune response.1,2

Today Infinity also announced that on Friday, January 20, 2017, preclinical and initial clinical data from the Phase 1 study of IPI-549 will be presented at the Keystone Symposia Conference, ‘PI3K Pathways in Immunology, Growth Disorders and Cancer.’ Jeffery Kutok, M.D., Ph.D., vice president of biology and translational science at Infinity, will give the presentation, entitled “The PI3K-gamma inhibitor, IPI-549, increases antitumor immunity by targeting tumor-associated myeloid cells and overcomes immune checkpoint blockade resistance in preclinical tumor models.”

“With IPI-549, we have a tremendous opportunity to potentially further improve response rates and survival for patients by overcoming resistance to immune checkpoint inhibitors,” said Lawrence Bloch, M.D., J.D., president of Infinity. “We have an experienced and right-sized team that is well-resourced and fully focused on maximizing the value of IPI-549, with a cash runway into the first quarter of 2019.”

2017 Program Goals for IPI-549

Infinity expects to achieve the following duvelisib milestones in 2017:

•	Present preclinical and clinical data from Phase 1 study at the upcoming PI3K Keystone Symposia Conference in January 2017

•	Report Phase 1 data from the monotherapy dose-escalation phase as well as the IPI-549 plus Opdivo dose-escalation phase in 2017

•	Complete the dose-escalation phase evaluating IPI-549 monotherapy in the first half of 2017

•	Begin enrolling patients with advanced solid tumors in the monotherapy expansion cohort during the second half of 2017

•	Complete the dose-escalation combination phase evaluating IPI-549 plus Opdivo in the second half of 2017

•	Begin enrolling patients with non-small cell lung cancer (NSCLC), melanoma and squamous cell carcinoma of the head and neck (SCCHN) in combination expansion cohorts evaluating IPI-549 plus Opdivo in the second half of 2017

Cash and Investments Outlook

Infinity ended 2016 with approximately $92.1 million in cash and investments (unaudited) and plans to report its fourth quarter and full-year 2016 financial results in March. The company is providing the following financial guidance today:

•	Net loss: Infinity expects net loss for 2017 to range from $40 million to $50 million.

•	Cash and Investments: Infinity expects to end 2017 with a year-end cash and investments balance ranging from $40 million to $50 million.

•	Based on its current operational plans, Infinity expects that its existing cash, cash equivalents and available-for-sale securities at December 31, 2016, will be adequate to satisfy the company’s capital needs into the first quarter of 2019.

The company’s financial outlook excludes additional funding or business development activities and includes expenses related to duvelisib beyond November 1, 2016, capped at $4.5 million, as well as costs related to Infinity’s 2016 restructuring. Additionally, Infinity’s updated cash runway expectation assumes receiving a $6.0 million milestone payment from Verastem for positive DUO® study results.

IPI-549 Phase 1 Study Details

The ongoing Phase 1 clinical study of IPI-549 is designed to explore the activity, safety, tolerability, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with Opdivo in patients with advanced solid tumors. The study includes monotherapy and combination dose-escalation phases, in addition to expansion cohorts, and is expected to enroll approximately 175 patients.

The IPI-549 monotherapy dose-escalation phase is expected to be completed in the first half of 2017, and the monotherapy expansion phase in patients with advanced solid tumors is anticipated to begin in the second half of the year. Once the dose-escalation phase evaluating IPI-549 plus Opdivo is completed, an expansion phase is planned to evaluate the combination in patients with select solid tumors, including NSCLC, melanoma and SCCHN. Patients enrolled in expansion cohorts evaluating IPI-549 plus Opdivo represent a difficult-to-treat population, as they must have demonstrated de novo or acquired resistance to an immediately prior therapy of an inhibitor of PD-1 or PD-L1.

Although there has been great progress in the treatment of cancer, there remains a need for additional treatment options. NSCLC, melanoma and SCCHN, which will comprise three of the expansion cohorts in this Phase 1 study, account for more than 17 percent of all new cancer cases in the U.S.3,4

About IPI-549

IPI-549 is an investigational, orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 increases antitumor immunity by targeting tumor-associated myeloid cells and overcomes immune checkpoint blockade resistance in preclinical tumor models. As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors. A Phase 1 study of IPI-549 in patients with advanced solid tumors is ongoing.5

IPI-549 is an investigational compound, and its safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is developing IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. A Phase 1 study in patients with advanced solid tumors is ongoing. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with checkpoint inhibitors, including Opdivo; clinical trial plans regarding IPI-549; plans to report preclinical and clinical data of IPI-549; the receipt of milestone and royalty payments under the agreement with Verastem; unaudited year-end 2016 cash and investments balance, 2017 financial guidance; and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases or that Infinity will receive any of the benefits of the agreement with Verastem including the receipt of milestone and royalty payments. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio or any strategic options Infinity may pursue will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or Verastem to fully perform under the license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 9, 2016, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

OPDIVO® is a registered trademark of Bristol-Myers Squibb.

Contact:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

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[1]	Kaneda, M., Messer, K., Ralainirina, N., Li, H., et al. PI3Kg is a molecular switch that controls immune suppression. Nature, 2016 Nov;539:437–442.
[2]	De Henau, O., Rausch, M., Winkler, D., Campesato, L., et al. Overcoming resistance to checkpoint blockade therapy by targeting PI3Kg in myeloid cells. Nature, 2016 Nov;539:443-447.
[3]	American Cancer Society, Cancer Facts and Statistics 2016, http://www.cancer.org/research/cancerfactsstatistics/cancerfactsfigures2016/index and http://www.cancer.org/cancer/skincancer-melanoma/detailedguide/melanoma-skin-cancer-key-statistics, Last Accessed September 29, 2016.
[4]	Conquer Cancer Foundation, Head and Neck Cancer Statistics, http://www.cancer.net/cancer-types/head-and-neck-cancer/statistics, Last Accessed September 29, 2016.
[5]	www.clinicaltrials.gov, NCT02637531